HERMAN MILLER APPOINTS DEBBIE PROPST AS NEW PRESIDENT OF RETAIL

Propst’s expertise will drive continued growth of retail business, digital platforms, and enhance customer experience

December 9, 2019 -- Herman Miller, Inc. (Nasdaq: MLHR), the global designer and furniture manufacturer and retailer, announced today that President and CEO Andi Owen has named industry veteran Debbie Propst as President, Herman Miller Retail. Propst will lead Herman Miller’s global retail business across the company and its portfolio of brands, including Herman Miller, Design Within Reach, and HAY.

Propst joins Herman Miller from Bed, Bath & Beyond, Inc., where she served most recently as President of One Kings Lane, a predominatly online brand for proprietary, designer and vintage home furnishings, as well as the Chief Brand Officer of Bed, Bath & Beyond. Propst joined One Kings Lane in 2012 and was named President in 2016 with end-to-end responsibility for the business and its transformation into a high-end lifestyle brand.

Before joining One Kings Lane, Propst spent seven years at retailer Abercrombie & Fitch, where she was a head merchant responsible for multiple lines of business across top brands such as Hollister, abercrombie kids, and Abercrombie & Fitch. Her duties included product development, production, inventory management, and pricing and promotional strategies.

“Debbie’s track record for building extraordinary brands, connecting with customers, and leading an innovative, global business is second to none,” said Owen. “She will provide great leadership, experience, and a fresh customer perspective that will complement and enhance all that we do. I look forward to working with Debbie as we grow this important and exciting business within the Herman Miller portfolio.”

“Herman Miller is a world-class organization with a remarkable legacy of design, utility, and reinvention,” said Propst. “Creating opportunities for our customers to discover, experience, and delight in the many aspects of such an iconic family of brands is both a privilege and a tremendously exciting opportunity.”

When Herman Miller acquired Design Within Reach in 2014, John McPhee became the President of the business and has led Herman Miller Retail since June 2019. Today, Design Within Reach provides authentic, modern design through more than 40 stores in more than 20 locations in the U.S., as well as through its ecommerce platform and popular catalog business.

Retail is a key growth driver for Herman Miller, with revenue growing organically at more than 10% annually over the last three years. Taking an omni-channel approach, Herman Miller anticipates continued sales growth from both ecommerce platforms and the robust rollout of new HAY locations in key markets.

McPhee will transition out of his day-to-day role over the coming months, and Propst will start her new role in January 2020 at the Herman Miller Retail headquarters in Stamford, CT.

“John was instrumental in positioning Herman Miller to expand its retail offering and make high-quality products accessible to all,” said Owen. “We thank him for his many contributions and wish him all the best in his next endeavor.”

About Herman Miller
Herman Miller is a globally recognized provider of furnishings and related technologies and services.  Since its inception in 1905, the company has relied on innovative design to help people do great things. The global design leader has evolved into Herman Miller Group, a family of brands that collectively offers a variety of products for environments where people live, learn, work, and heal. The family of brands includes Colebrook Bosson Saunders, Design Within Reach, Geiger, HAY, Maars Living Walls, Maharam, naughtone, Nemschoff, and Herman Miller. For more information visit www.hermanmiller.com/about-us.